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                                                               EXHIBIT 15.9



                                       FORM OF
                     DISTRIBUTION AND SERVICE PLAN AND AGREEMENT

                                        WITH

                         OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                                FOR CLASS C SHARES OF

                       OPPENHEIMER DISCIPLINED ALLOCATION FUND


         DISTRIBUTION AND SERVICE PLAN AND AGREEMENT (the "Plan") dated the 1st day of May, 1996, by and between Oppenheimer Series Fund, Inc. (the "Company") on behalf of Oppenheimer Disciplined Allocation Fund (the "Fund") and OppenheimerFunds Distributor, Inc. (the "Distributor").

         1. THE PLAN. This Plan is the Fund's written distribution plan for Class C shares of the Fund (the "Shares"), contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Fund will compensate the Distributor for a portion of its costs incurred in connection with the distribution of Shares, and the personal service and maintenance of shareholder accounts that hold Shares ("Accounts"). The Fund may act as distributor of securities of which it is the issuer, pursuant to the Rule, according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering (1) distribution assistance in connection with the sale of Shares and/or (2) administrative support services with respect to Accounts. Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the 1940 Act, (ii) the Rule,
         (iii) Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., or its successor (the "NASD Rules of Fair Practice") and (iv) any conditions pertaining either to distribution related expenses or to a plan of distribution, to which the Fund is subject under any order on which the Fund relies, issued at any time by the Securities and Exchange Commission.

         2. DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

              (a) "Recipient" shall mean any broker, dealer, bank or other person or entity which: (i) has rendered assistance (whether direct, administrative or both) in the distribution of Shares or has provided administrative support services with respect





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              to Shares held by Customers (defined below) of the Recipient;
              (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning the
              sale  of  Shares;  and  (iii)  has  been  selected   by   the
              Distributor    to    receive   payments   under   the   Plan.
              Notwithstanding the foregoing, a majority of the Company's Board of Directors (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Directors") may remove any broker, dealer, bank orother person or entity as a Recipient, whereupon such person's or entity's rights as a third-party beneficiary hereof shall terminate.

              (b)  "Qualified Holdings" shall mean, as  to  any  Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers, or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that more than one person or entity would otherwise qualify as Recipients as to the same Shares, the Recipient which is the dealer of record on the Fund's books as determined by the Distributor shall be deemed the Recipient as to such Shares for purposes of this Plan.

         3.   PAYMENTS  FOR  DISTRIBUTION  ASSISTANCE  AND   ADMINISTRATIVE
         SUPPORT SERVICES.

              (a) The Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, in the aggregate amount (i) of 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day (the "Service Fee"), plus (ii) 0.1875% (0.75% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day (the "Asset Based Sales Charge"). Such Service Fee payments received from the Fund will compensate the Distributor and Recipients for providing administrative support services with respect to Accounts. Such Asset Based Sales Charge payments received from the Fund will compensate the Distributor and Recipients for providing distribution assistance in connection with the sale of Shares.





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                   The administrative support services in  connection  with
              the Accounts to be rendered by Recipients may include, but shall not be limited to, the following: answering routine inquiries concerning the Fund, assisting in establishing and
              maintaining  accounts  or  sub-accounts  in  the   Fund   and
              processing Share redemption transactions, making the Fund's investment plans and dividend payment options available, and providing such other information and services in connection
              with  the  rendering  of   personal   services   and/or   the
              maintenance of Accounts, as the Distributor or the Fund may reasonably request.

              The distribution assistance in connection with the sale of Shares to be rendered by Recipients may include, but shall not be limited to, the following: distributing sales literature and prospectuses other than those furnished to current holders of the Fund's Shares ("Shareholders"), and providing such other information and services in connection with the distribution of Shares as the Distributor or the Fund may reasonably request.

              It may be presumed that a Recipient has provided distribution assistance or administrative support services qualifying for payment under the Plan if it has Qualified Holdings of Shares to entitle it to payments under the Plan. In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate distribution assistance in connection with the sale of Shares or administrative support services for the Accounts, then the Distributor, at the request of the Board, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate distribution assistance and/or services in this regard. If the Distributor or the Board still is not satisfied, either may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such Recipient's rights as a third-party beneficiary hereunder shall terminate.

              (b) The Distributor shall make service fee payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of each business day constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than the minimum period (the "Minimum Holding Period"), if any, to be set from time to time by a majority of the Independent Directors.





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              Alternatively,  the Distributor may, at its sole option, make service fee payments ("Advance Service Fee Payments") to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed (i) 0.25% of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of business on the day such Shares are sold, constituting Qualified Holdings sold by the Recipient during that quarter and owned beneficially or of record by the Recipient or by its Customers, plus (ii) 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares computed as of the close of each
              business   day,   constituting   Qualified   Holdings   owned
              beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year, subject to reduction or chargeback so that the Advance Service Fee Payments do not exceed the limits on payments to Recipients that are, or may be, imposed by Article III, Section 26, of the NASD Rules of Fair Practice. In the event Shares are redeemed less than one year after the date such Shares were sold, the Recipient is obligated and will repay to the Distributor on demand a pro rata portion of such Advance Service Fee Payments, based on the ratio of the time such shares were held to one (1) year.

              The Advance Service Fee Payments described in part (i) of the preceding sentence may, at the Distributor's sole option, be made more often than quarterly, and sooner than the end of the calendar quarter. In addition, the Distributor shall make asset-based sales charge payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed 0.1875% (0.75% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares computed as of the close of each business day constituting Qualified Holdings owned beneficially or of record by the Recipient or its Customers for a period of more than one (1) year. However, no such service fee or asset-based sales charge payments (collectively, the "Recipient Payments") shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Directors.

              A majority of the Independent Directors may at any time or from time to time decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rates set forth above, and/or direct the Distributor to increase or decrease the Minimum Holding





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              Period  or  the  Minimum Qualified Holdings.  The Distributor
              shall notify all Recipients of the Minimum Qualified Holdings or Minimum Holding Period, if any, and the rates of Recipient
              Payments  hereunder  applicable  to  Recipients,  and   shall
              provide each Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised
              current prospectus shall constitute sufficient  notice.   The
              Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

              (c) The Service Fee and the Asset-Based Sales Charge on Shares are subject to reduction or elimination of such amounts under the limits to which the Distributor is, or may become, subject under Article III, Section 26, of the NASD Rules of Fair Practice. The distribution assistance and administrative support services in connection with the sale of Shares to be rendered by the Distributor may include, but shall not be limited to, the following: (i) paying sales commissions to any broker, dealer, bank or other person or entity that sell Shares, and/or paying such persons Advance Service Fee Payments in advance of, and/or greater than, the amount provided for in Section 3(b) of this Agreement; (ii) paying compensation to and expenses of personnel of the Distributor who support distribution of Shares by Recipients;
              (iii) obtaining financing or providing such financing from its own resources, or from an affiliate, for the interest and other borrowing costs of the Distributor's unreimbursed expenses incurred in rendering distribution assistance and administrative support services to the Fund; (iv) paying other direct distribution costs of the type approved by the Board, including without limitation the costs of sales literature, advertising and prospectuses (other than those furnished to current Shareholders) and state "blue sky" registration expenses; and (v) providing any service rendered by the Distributor that a Recipient may render pursuant to part (a) of this Section 3. Such services include distribution assistance and administrative support services rendered in connection with Shares acquired (i) by purchase,
              (ii) in exchange for shares of another investment company for which the Distributor serves as distributor or sub-distributor, or (iii) pursuant to a plan of reorganization to which the Fund is a party. In the event that the Board should have reason to believe that the Distributor may not be rendering appropriate distribution assistance or administrative support services in connection with the sale of Shares, then the Distributor, at the request of the Board, shall provide the Board with a written report or other





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              information to  verify  that  the  Distributor  is  providing appropriate services in this regard.

              (d) Under the Plan, payments may be made to Recipients: (i) by OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources, from Asset Based Sales Charge payments or from its borrowings.

              (e) Notwithstanding any other provision of this Plan, this Plan does not obligate or in any way make the Fund liable to make any payment whatsoever to any person or entity other than directly to the Distributor. In no event shall the amounts to be paid to the Distributor exceed the rate of fees to be paid by the Fund to the Distributor set forth in paragraph (a) of this section 3.

         4. SELECTION AND NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of those persons to be Directors of the Company who are not "interested persons" of the
         Fund ("Disinterested Directors") shall be committed to the discretion of such Disinterested Directors. Nothing herein shall prevent the Disinterested Directors from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Disinterested Directors.

         5. REPORTS. While this Plan is in effect, the Treasurer of the Fund shall provide written reports to the Fund's Board for its review, detailing services rendered in connection with the distribution of Shares, the amount of all payments made and the purpose for which the payments were made. The reports shall be provided quarterly and shall state whether all provisions of
         Section 3 of this Plan have been complied with.

         6. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Directors or by a vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class, on not more than sixty days written notice to any other party to the agreement; (ii) such agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by





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         a vote of the Board and its Independent Directors cast  in  person at a meeting called for the purpose of voting on such continuance.

         7. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan has been approved by a vote of the Board and its Independent Directors cast in person at a meeting called on February 26, 1996, for the purpose of voting on this Plan, and takes effect as of the date first set forth above. Unless terminated as hereinafter provided, it shall continue in effect from year to year from the date first set forth above or as theBoard may otherwise determine only so long as such continuance is specifically approved at least annually by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may not be amended to increase materially the amount of payments to be made without approval of the Class C Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Directors. This Plan may be terminated at any time by vote of a majority of the Independent Directors or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class. In the event of such termination, the Board and its Independent Directors shall determine whether the Distributor is entitled to payment from the Fund of all or a portion of the Service Fee and/or the Asset-Based Sales Charge in respect of Shares sold prior to the effective date of such termination.



                             Oppenheimer Series Fund, Inc.
                             (on behalf of Oppenheimer Disciplined
                             Allocation Fund)



                             By:____________________________________



                             OppenheimerFunds Distributor, Inc.



                             By:____________________________________

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            SCHEDULE OF DISTRIBUTION AND SERVICE PLANS FOR CLASS C SHARES

              Due to the substantial similarity of the Distribution and Service Plan and Agreement ("Distribution and Service Plan") with OppenheimerFunds Distributor, Inc. for Class C Shares of the respective series of the Registrant, the following form of Distribution and Service Plan for Class C Shares on behalf of Oppenheimer Disciplined Allocation Fund and this schedule of omitted documents is filed in accordance with the requirements of Rule 8b-31 under the Investment Company Act of 1940.

              1. Distribution and Service Plan for Class C Shares for Connecticut Mutual Government Securities Account.

              2. Distribution and Service Plan for Class C Shares for Connecticut Mutual Income Account.

              3. Distribution and Service Plan for Class C Shares for Oppenheimer Disciplined Value Fund.

              4. Distribution and Service Plan for Class C Shares for Oppenheimer LifeSpan Growth Fund.

              5. Distribution and Service Plan for Class C Shares for Oppenheimer LifeSpan Balanced Fund.

              6. Distribution and Service Plan for Class C Shares for Oppenheimer LifeSpan Income Fund.